EXHIBIT 3.51

Article VI of the Company’s By-Laws is hereby amended in its entirety to read as follows:

ARTICLE VI
CAPITAL STOCK

Section 1. Certificates for Stock; Uncertificated Shares. The shares of stock of the Corporation may be represented by certificates or uncertificated, as provided by New York law. To the extent shares are represented by a certificate, the certificate shall be signed by the Chairman of the Board of Directors or the President and the Secretary or the Treasurer, and shall bear the seal of the Corporation and shall not be valid unless signed and sealed. Certificates countersigned by a duly appointed transfer agent and/or registered by a duly appointed registrar shall be deemed to be so signed and sealed whether the signatures be manual or facsimile signatures and whether the seal be a facsimile seal or any other form of seal. All certificates shall be consecutively numbered and the name of the person owning the shares represented thereby, his residence, with the number of such shares and the date of issue, shall be entered on the Corporation's books. All certificates surrendered shall be cancelled and no new certificates issued until the former certificates for the same number of shares shall have been surrendered and cancelled, except as provided for herein.

In case any officer or officers who shall have signed or whose facsimile signature or signatures shall have been affixed to any such certificate or certificates, shall cease to be such officer or officers of the Corporation before such certificate or certificates shall have been delivered by the Corporation, may nevertheless be adopted by the Corporation, and may be issued and delivered as though the person or persons who signed such certificates, or whose facsimile signature or signatures shall have been affixed thereto, had not ceased to be such officer or officers of the Corporation.

Any restriction on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on a certificate representing such shares.

Shares of the Corporation’s stock may also be evidenced by registration in the holder’s name in uncertificated, book-entry form on the books of the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, to the extent required by applicable law, the Corporation, or its Transfer Agent or registrar, shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates representing shares of that class of stock. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

Section 2. Transfer Agents and Registrars. The Board of Directors may, in its discretion, appoint responsible banks or trust companies or other qualified institutions to act as transfer agents or registrars of the stock of the Corporation; and, upon such appointments being made, no stock certificates shall be valid until countersigned by one of such transfer agents and registered by one of such registrars and no issuance or transfer of any uncertificated shares shall be valid until book-entry thereof shall have been made on the records of such transfer agents or registrars.

Section 3. Subscription for Shares. Unless the subscription agreement provides otherwise, subscriptions for shares, whether made before or after the formation of the Corporation, shall be paid in full at such time, or in such installments and at such times, as shall be determined by the Board of Directors. All calls for payments on subscriptions shall be uniform as to all shares of the same class or of the same series.

Section 4. Addresses of Shareholders. Every shareholder shall furnish the Corporation with an address to which notices of meetings and all other notices may be served upon or mailed to him, and in default thereof notices may be addressed to him at his last known mailing address.

Section 5. Stolen, Lost, Destroyed Certificates. In case any certificate of stock shall be lost or destroyed, the Board of Directors, in its discretion, may authorize the issue of a substitute certificate or, at the request of the holder, substitute stock in uncertificated form, in place of the certificate so lost or destroyed, and may cause any substitute certificate to be countersigned by the appropriate transfer agent and such certificate or uncertificated stock shall be registered by the appropriate registrar; provided, that, in each such case, the lost or destroyed certificate shall be canceled on the books of the Corporation and the applicant for a substitute certificate shall furnish to the Corporation and to such of its transfer agents and registrars as may require the same, evidence to their satisfaction, in their discretion, of the loss or destruction of such certificate and of the ownership thereof and also such security and indemnity as may by them be required.

Section 6. Transfers of Shares. Transfers of stock represented by certificates shall be made on the books of the corporation only by the person named in the certificate or by an attorney-in-fact lawfully constituted in writing and upon surrender and cancellation of a certificate or certificates for a like number of shares of the same class of stock, with duly executed assignment and power of transfer endorsed thereon or attached thereto, and with such proof of the authenticity of the signatures as the corporation or its agents may reasonably require.

Transfers of uncertificated shares shall by made on the books of the corporation only by the record holder thereof, or by an attorney-in-fact, upon presentation of proper evidence of authority to transfer in accordance with customary procedures for transferring shares in uncertificated form. Written notice of the transfer shall be given by the corporation to the extent required by applicable law.

Section 7. Regulations. The Board of Directors may make such additional rules and regulations as it may deem expedient, and not inconsistent with these By-Laws, concerning the issue, transfer and registration of certificated or uncertificated shares of stock of the Corporation.